Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 26, 2013 with respect to the consolidated financial statements of Citizens Independent Bancorp, Inc., which are contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report being included in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Dixon, Davis & Bagent & Co.

Granville, Ohio

October 21, 2013